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                                                                    Exhibit 99.4

 TERAYON CABLE MODEM EARNS DOCSIS(R) 2.0 CERTIFICATION IN CABLELABS(R)' LATEST
                           DOCSIS CERTIFICATION WAVE

Santa Clara, California - July 24, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced that its TJ 715x was certified as meeting the DOCSIS(R) 2.0 (Data Over Cable Service Interface Specification) cable data specification. Certified status was awarded by the CableLabs(R) research and development organization, which developed DOCSIS.

      "Achieving DOCSIS 2.0 certification for our modems is an example of our commitment to meeting industry standards as we continually enhance our products to meet the needs of our cable operator customers," said Stuart Friedman, vice president and general manager of Terayon's subscriber products division.

      The TJ 715x the latest member of Terayon's TJ 700 series of DOCSIS 2.0 certified cable modems, more than 300,000 of which have been deployed by four of the top five U.S. cable operators. The modems are complemented by Terayon's BW family of DOCSIS 2.0 CMTSs (Cable Modem Termination Systems), which are used by cable operators to control their subscribers' cable modems. Terayon's BW 3500 model CMTS is the industry's only CMTS qualified to meet the DOCSIS 2.0 and PacketCable(TM) 1.0 specifications. The BW 3500 was PacketCable qualified in Certification Wave 25 and DOCSIS 2.0 qualified in Certification Wave 24.

ABOUT TERAYON

      Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced voice, data and video services that are deployed by the world's leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

                                      # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:
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Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop and bring to market new, technologically advanced products; the acceptance of Terayon's new products in the market; the sales of Terayon's new products; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners. DOCSIS and CableLabs are trademarks of Cable Television Laboratories, Inc.